EXHIBIT 99.2

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EDITED TRANSCRIPT
STFC - Q4 2016 State Auto Financial Corp Earnings Call

EVENT DATE/TIME: FEBRUARY 14, 2017 / 04:00PM GMT

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FEBRUARY 14, 2017 / 04:00PM GMT, STFC - Q4 2016 State Auto Financial Corp Earnings Call

CORPORATE PARTICIPANTS
Tara Shull State Auto Financial Corporation - IR & Finance Director
Mike LaRocco State Auto Financial Corporation - Chairman, President & CEO
Steve English State Auto Financial Corporation - SVP & CFO
Kim Garland State Auto Financial Corporation - SVP, Standard Lines & Managing Director of State Auto Labs
Jessica Clark State Auto Financial Corporation - SVP, Director of Specialty and Commercial Lines
CONFERENCE CALL PARTICIPANTS
Arash Soleimani Keefe, Bruyette & Woods, Inc. - Analyst
Paul Newsome Sandler O'Neill Asset Management - Analyst
Larry Greenberg Janney Montgomery Scott - Analyst
PRESENTATION
Operator
Welcome and thank you for standing by. At this time, all parties are in a listen only mode. After the speakers' remarks, there will be a question and answer session. [Operator Instructions] Today's call is being recorded. If you have any objections, please disconnect at this time.
I would now like to turn the call over to State Auto Financial Corporation Investor Relations and Finance Director, Tara Shull.

Tara Shull - State Auto Financial Corporation - IR & Finance Director
Thank you, Carol. Good morning, and welcome to our fourth quarter 2016 earnings conference call. Today, I'm joined by our Chairman, President and CEO, Mike LaRocco; Senior Vice President and CFO, Steve English; Senior Vice President, Standard Lines and Managing Director of State Auto Labs, Kim Garland; Senior Vice President, Director of Specialty and Commercial Lines, Jessica Clark; Chief Actuarial Officer, Matt Mrozek and Chief Investment Officer, Scott Jones. After our prepared remarks, we will open the line for questions.
Our comments today may include forward looking statements, which by their nature involve a number of risk factors and uncertainties which may affect future financial performance. Such risk factors may cause actual results to differ materially from those contained in our projections or forward-looking statements. These types of factors are discussed at the end of our press release, as well as in our annual and quarterly filings with the Securities and Exchange Commission.
A financial packet containing reconciliations of certain non-GAAP measures, along with supplemental financial information, is available on our website, www.stateauto.com, under the investor section as an attachment to the press release. Now, I'll turn the call over to STFC's Chairman, President and CEO, Mike LaRocco.

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO
Good morning and Happy Valentine's Day. I am very glad to have 2016 in the rear view mirror, for many reasons. At State Auto it was a challenging year with a lot of progress except for the numbers. While we had a much improved fourth quarter, both the quarter and the year ended with unacceptable results. Steve, Kim and Jess will cover the numbers in detail.
I could give you a litany of reasons why the results were poor: adverse loss development for prior year business, ongoing deterioration in wheels based products driven primarily by increasing bodily injury severity, leakage across our claims and underwriting organizations and pricing models that needed to be updated.

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FEBRUARY 14, 2017 / 04:00PM GMT, STFC - Q4 2016 State Auto Financial Corp Earnings Call

While those and a handful of others are all true and real and ones we have spoken about on previous calls, I would rather spend my time summarizing why 2016 and indeed the last 18 months have been the most satisfying and rewarding of my career, because the work we accomplished address many of the gaps that impacted our recent results.
We finished a vast majority of our work to rebuild our foundation and implemented changes to allow us to compete effectively in a rapidly changing industry. This work positions us well for 2017 and beyond.
It all begins with the successful build of our digital policy system for new business. This was launched in the fourth quarter in five states for home and auto. In those states, we are now solely a digital insurance company for new customers. This is a bold strategy for us, no more paper, no more checks.
Our policyholders and agents are now able to purchase and service their insurance products digitally just like they do with many other products. We believe this platform will make us the carrier of choice for independent agents, as their customers increasingly demand products and services from digital companies.
We hope to complete our transformation to digital for personal lines by the end of 2017 and the plan is to launch the same platform for small business and commercial auto by midyear. Our workers' comp, umbrella, farm & ranch products are in design and will be also added to the same platform.
I’m even more proud of what we have done post the launch. As with any technology implementation, when we went live, our user community, our agents, responded with feedback: fixes that were needed, as well as ideas on how to improve. Over the first three months post launch, we have made numerous adjustments and enhancements to the technology in direct response to the feedback from agents.
That type of responsiveness with technology is not the norm in our industry. It reflects the quality of our platform, our people and especially our emerging culture. We act, think and respond with nimbleness and creativity. That will be a required skill in an industry that is on the verge of significant transformation.
We also greatly expanded our data and analytics efforts across the organization. The quality of our information analysis for reserves, claims and underwriting management service operations have improved significantly. This has allowed us to reduce leakage, see emerging trends sooner and more efficiently manage the regular execution of our operation.
We continue to have a focused view on expense management. As we continue to work to get our lost ratios back to appropriate levels, we must also improve our expense ratios. We continue to review every contract, analyze spend line by line and look for opportunities to eliminate unnecessary process.
Of course, we must also take a long term and strategically clear view of our future. We cannot become an efficient competitor unless we invest in the company. This investment is primarily targeted at technology. We can’t continue to use outdated legacy systems and hope for expense gains. Our move to digital will challenge our expense ratios in the short term but are the right changes for our longterm success against our singular goal of profitable growth.
Regarding the future, State Auto Mutual launched State Auto Labs in the fourth quarter. This small team is another investment allowing us to be certain we understand the coming transformation across the P&C market; build products to win in the market and potentially find opportunities to invest and strategically partner with companies or finding new ways to meet the expectations of consumers.
To be clear, our leadership team believes we must prepare for the coming changes now, going digital is a key piece. But robotics, smart homes, smart commercial products, driverless cars, telematics, episodic insurance, artificial intelligence, Internet of Things; are all along the horizon. We believe this level of industry transformation will create change and with that change, opportunity.
We finished 2016 proud of the change we have driven through State Auto. We accomplished that while still retaining core strengths. In our view, we enter 2017 with a strong foundation, a clear strategy and vision and a team that is ready to execute and win.
With that, I will turn it over to Steve.

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FEBRUARY 14, 2017 / 04:00PM GMT, STFC - Q4 2016 State Auto Financial Corp Earnings Call

Steve English - State Auto Financial Corporation - SVP & CFO
Thanks Mike and good morning everyone. As Mike mentioned, our results for the year were impacted by adverse prior year loss reserve development and higher 2016 accident year loss ratios, in particular for personal and commercial auto and specialty products; along with an increase in catastrophe losses more in line with our historical averages.
Prior year non-cat adverse development added 2.2 points to the 2016 loss ratio compared to 0.8 points for 2015. Cats for 2016, amounted to 6.3 points compared to four points a year ago. The expense ratio improved slightly reflecting lower overall headcount, less severance charges and reduced variable compensation costs. We invested in our new technology platform and will continue to invest in 2017 with the roll out of small commercial products, updating our financial systems and expanding our analytical capabilities.
Fourth quarter underwriting results improved compared to a year ago despite higher levels of catastrophe losses. During our third quarter investor call, we estimated that Hurricane Matthew losses would range from $8 million to $10 million and in fact came in at $9.5 million. The fires in Tennessee resulted in $8 million of losses. Our claim associates quickly responded to these tragic events helping to put back people's lives and businesses, drawing praise from insureds and agents alike. These two events essentially are our cat losses for the fourth quarter. We did slightly revise estimates downward from storms that occurred earlier in the year.
The non-cat loss ratio improvement reported in the quarter is solely related to differences in prior year development. In the fourth quarter of 2015, we continued to increase estimates for accident years 2014 and prior adding 6.9 points in that quarter. Throughout 2016, we saw the continuation, among other factors, of bodily injury severity trends and we are reacting accordingly in our personal and commercial auto lines including programs.
During the fourth quarter of 2016, our analysis and various reserve methodologies indicated improvement, particularly in our previous estimates for 2014 and 2015 accident years for personal and commercial auto. Other lines of business such as other and product liability and workers' compensation continued to develop favorably. E&S casualty development was driven by the healthcare book we terminated early in 2016.
Programs, which we have completed the required termination notices, also had a small amount of adverse development. All in, the fourth quarter of 2016 saw 6.3 million of net favorable prior year development, which reduced the non-cat loss ratio 1.9 points.
Investment result this past quarter included significantly higher levels of net realized investment gains and investment income. During the quarter, we redeemed a limited partnership investment in international equities that had been classified as other invested assets and reinvested in an international equity mutual fund, now classified as an equity security. The redemption resulted in the recognition of a $12 million realized gain.
The new mutual fund also declared and paid an annual dividend during the fourth quarter, totaling $1.1 million. This along with our TIPS, account for the increase in net investment income this quarter compared to a year ago. Book value per share this quarter was impacted by lower unrealized gains on fixed income securities as a result of higher interest rates.
My final comment relates to taxes. Each quarter we estimate an effective rate for the year and provide for year to date taxes using those estimates. At the end of the year, the estimate is trued up and this quarter's operating earnings reflects that true up.
With that, I will turn you over to Kim.

Kim Garland - State Auto Financial Corporation - SVP, Standard Lines & Managing Director of State Auto Labs
Thanks, Steve, and good morning, everyone. As you look at our personal lines results, the story for each product line is the following: for personal auto, the loss and LAE ratio was 75.7%. Our plan for improving personal auto profitability has been consistent and each quarter I have been updating you on our progress on each set of actions. Here is this quarter's update: Loss reserve development - Development on prior accident years was relatively minimal for the second consecutive quarter. At the end of 2Q16, we told you that we thought we had addressed the consistent adverse loss reserve development we had been seeing in personal auto. Time will tell if we were right, but two quarters with reserve development being a non-event in personal auto is an encouraging sign.
Second, aggressive overall rate actions - Across our 28 personal auto states (and multiple programs within some states), our rate change activity has been the following: If you recall in the first quarter of 2016, we took 11 rate changes with an average change of plus 2%. In the second, quarter we took 11 rate changes with an average change plus of 2.5%. In the third quarter, we took nine

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FEBRUARY 14, 2017 / 04:00PM GMT, STFC - Q4 2016 State Auto Financial Corp Earnings Call

rate changes with an average rate change of plus 6.9%. In the fourth quarter of 2016, we took 18 rate changes with an average change of plus 9.6% and in 1Q 2017 with some states still subject to DOI approvals, we have planned 17 rate changes with an average of a plus 13% rate change.
We are now seeing these rate changes start to flow into our personal auto book of business. The recent history of our change in average written premium per vehicle exposure for the quarter versus the same quarter one year prior is as follows: 4Q 2015, it was up 2.4%, 1Q 2016 it was up 3.1%. 2Q 2016 it was up 3.5%, 3Q 2016 it was up 4.3% and then 4Q 2016 it was up 5.8%.
Progress on operational changes - Over the prior quarters, we have discussed the operational changes in our auto physical damage claims organization. In 4Q 2016, we have seen the first data point of this impact show up in our severity numbers. For property damage, our severity trends have been running around plus 6% and the latest data point is plus 3%. For collision, our severity trends have been running around 10% and the latest data point has produced a plus 4%. The 4Q data point is only a single data point and we have more work to do improving our physical damage claims operation, but we are encouraged by seeing this first data point of progress shown in the severity numbers.
We are doing similar operational work in our personal auto liability claims area with the primary impact focus on reducing cycle times. The life cycle of liability claims is longer than physical damage claims, so it will take longer for these changes to show up in the liability severities. But we expect the same cause and effect cycle to eventually impact our personal auto liability severities. Our BI loss cost trends moderated a little bit this quarter but are still above 10%. We will keep you up to date on progress in this area.
Growth, while improving profitability results is the highest priority for the personal auto product line, we also have continued to work to start growing personal auto again. Our performance in this area is as follows: Net written premium for personal auto was up 0.4% in 4Q 2016 versus 4Q 2015. This is the second consecutive quarter of personal auto net written premium increase after 15 quarters of decline in personal auto net written premium.
Quotes are up 32% over 4Q 2015, new business counts are up 12.7% 4Q 2016 over 4Q 2015. Retention is up 0.9 points, December 2016 versus December 2015. Our rate of PIF decline for personal auto continues to slow. December 2015 versus 2014, it was down 8.7%. June 2016 versus June 2015, it was down 6.6%, September 2016 versus September 2015, it was down 5.2%. December 2016 versus December 2015, it was down 4.7%.
The growth of personal auto and homeowners was impacted and will be impacted over the next several quarters because of two factors. One, as we take rate increases in personal auto, it is not surprising that our conversion ratio will decline and impact our personal auto new business numbers and that will also have some impact on homeowners new business numbers given that these products are often packaged together.
The other factor impacting growth is the launch of our new platform and pricing models in auto and homeowners in five states in 4Q 2016. After several months of real world experience, we think about things the following way: One, after we launched things, there is a shakeout period. With the launch of the new platform, we dramatically changed our development model. Historically, we developed like the insurance companies traditionally had done. We had big implementations that were relatively infrequent with two to three years between big system changes.
We have moved to a “software development model” - get things into the market and making continual enhancements. We have learned that as we convert to this new approach, which required our new platform, the first batch of feedback that we get from users is large and you just have to work through it. The feedback has been mainly in two areas: Quoting and issuing systems and processes - we have continually been releasing enhancements to the system over the last three months based on this feedback and pricing model - we now get feedback on our competitive position faster and have more to react to. Based on the initial feedback, we are higher than we wanted to be in some segments for both auto and home. But as we think about pricing models in more of an ongoing continual enhancement process, in that spirit, we will release version 1.01 for the first five states in 1Q 2017 to address some of the early findings that we found in the first three months after launch.
Second, it just takes time for users to get used to something different even if it is easier. That’s the other thing we have been experiencing. The feedback on the core of what we have implemented has been very good. It has been in very much in the spirit of "I love the new system in general, I just wish this one thing were handled differently." And we continue to work through those things that we get feedback on.
For homeowners, the loss and LAE ratio was 38.7%. The catastrophe loss and LAE ratio for the quarter was 7.3 points, which is 3.8 points higher than our three year average for this quarter. And we continue to be comfortable that our overall rate levels in

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FEBRUARY 14, 2017 / 04:00PM GMT, STFC - Q4 2016 State Auto Financial Corp Earnings Call

homeowners are adequate.
Growth - Homeowners is another product line where we had had to reverse a decline in policies in force. Our performance in this area is as follows: Net return premium for homeowners was down 1.6% for 4Q 2016 versus 4Q 2015. Quotes are up 20% over 4Q 2015; new business counts are up 12% 4Q 2016 over 4Q 2015. Retention is up 0.8 points, December 2016 versus December 2015, and the rate of PIF decline continues to slow. December 2015 versus December 2014 was down 7%. June of 2016 versus June of 2015 was down 4.9%, September of 2016 versus September of 2015 was down 3.2%. December of 2016 versus December of 2015 was down 2.6%.
Other personal lines, which is primarily farm & ranch, the loss and LAE ratio was 53.7, new business and retention are up in this product line and PIF increased almost 10% in 2016 for this product line. We continue to be very, very excited about opportunities in our Farm & Ranch business.
In summary, personal lines for State Auto can be thought about in the following way: poor overall profitability driven by personal auto profitability, actions to improve personal auto profitability are beginning to show a measurable impact and we will continue to share the progress of these actions and their impact each quarter, but it will take time for these actions to earn into our financials.
Homeowners is profitable and continues to move closer to becoming PIF positive. Farm & ranch is both profitable and growing. Personal auto rate increases will place pressure on auto and home new business volumes for the next several quarters and we have real world experience with the launch of our new platform for auto and homeowners and we anticipate the following cycle: when we launch there will be a short term negative impact on new business volume, after a shakeout period, new business volumes should increase to higher than pre-launch levels. The shakeout period should get smaller with each subsequent launch of states. Longer term, the platform should give us a significant advantage by allowing us to enhance the user experience and our pricing models on a continuous basis. As always, we will continue to share the progress on our platform and its impact each quarter.
Now, I will turn you over to Jessica to discuss the business and specialty insurance segments results.

Jessica Clark - State Auto Financial Corporation - SVP, Director of Specialty and Commercial Lines
Thank you, Kim. I will start off with some encouraging trends in commercial lines. This is the first quarter this year where we saw significant improvements to our commercial loss ratios, including our historically poor performance in commercial auto lines. These improvements in commercial auto are primarily driven by stabilization of our accident year results, which we believe are the result of all the work we have done in identifying and fixing underwriting gaps, exposure classification, model deficiencies and rate needs.
The commercial quarter loss ratio included 7.4 points of favorable development from prior accident years. Improvements in loss ratio were also achieved in all other commercial lines including, BOP, commercial package and workers' compensation. The large account solutions book, which was placed into runoff at the end of 2015, contributed three points to our fourth quarter loss ratio. While there is still more work to do, and we continue to face increasing loss cost trends in auto, I am pleased with the work of our team and the progress we have made this year.
The improvements in loss ratios did come at the cost of growth. The actions to address profitability issues, have adversely affected our efforts to grow in this segment across all lines, but mostly commercial auto. We believe it is important to fix profitability issues before focusing on growth. Year to date net written premiums for commercial lines was down 5.4% primarily driven by our decision to exit our large account solutions business, which account for 4.5 points of the overall decline.
We also saw a reduction in quotes and closing ratio, which was affected by the disruption from restructuring our regional sales team and underwriting and pricing actions in our commercial auto book. Notwithstanding the foregoing, we did see increased new business in our package and workers' compensation book, which were not affected by profitability actions and are less dependent on technology improvements.
We expect to change the tide and grow profitably in 2017. I am confident that in the first half of the year, the launch of our new commercial lines quoting and policy management system for small business will give us the technology tools, products and efficiencies needed to grow our small business lines quickly and profitably.
Let's dive deeper into each area. Commercial auto had an improved quarter with the loss ratio of 72.2% and was significantly better if you remove the impact of our exited large account solutions business, which added 8.5 points to the quarter's results.

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FEBRUARY 14, 2017 / 04:00PM GMT, STFC - Q4 2016 State Auto Financial Corp Earnings Call

Unfortunately, the quarter improvements were insufficient to offset poor calendar year results and year to date unfavorable development from the first three quarters driven by bodily injury severity. Therefore, our year to date loss ratio of 79.2%, which does include 3.4 points of unfavorable development, is still poor.
We believe the stabilization we saw on an accident year basis in the fourth quarter will be followed by improvement in 2017. One data point is that we achieved our biggest rate increases for the year in November and December of approximately 8%. While we continue to see increased loss cost trends of about 6 points in 2016, our renewals pricing increases for the year of about 6% at least kept pace. In addition, our new business price per vehicle of 24% increase, coupled with significant underwriting changes are starting to catch up, resulting in the stabilization for the quarter and gives us the confidence for continued expected improvement in 2017.
Specific achievements during the year included: (1) the aforementioned pricing changes as a result of implementing new and renewal business pricing tools, (2) underwriter training focused on proper classification and tier placement. While the characteristics of our new business remain similar to last year, 63% of that business was classified as commercial use versus only 32% in 2015, and about 55% was rated in the standard tier in 2016 compared to only 30% in 2015. Both of these which led to significant increases in new business pricing. And lastly, a review of our portfolio identified about 7% of the book which on average performed 42 points worse. On these policies, we have worked to re-underwrite, non-renew or achieve significant price increases. Again, this is not a onetime fix and we will continue to improve pricing and underwriting.
Moving on to BOP, the current accident year at 12 months maturity continues to produce the lowest incurred loss ratio and claims frequency that we have seen in the last five years, with a loss ratio down two points from last year and four points below the five year average. On a non-cat basis, that improvement is even more extreme as 6.7 points lower than 2015 and six points below the five year average.
The current quarter loss ratio of 64.1% contains about two points of favorable development and even with higher cats is a significant improvement over the fourth quarter of 2015. The fourth quarter loss ratio was significantly impacted by Tennessee wild fires, specifically one large loss which, for the quarter, contributed 6.5 points to our cat loss ratio.
Without cats, our quarter to date loss ratio of 49.2% was much improved over last year and certainly better than expected. BOP is a product where we have seen consistent improvements in loss ratio each quarter and we continue to be confident that our current BOP product is now focused on the right risks, at the right prices and underwritten appropriately.
The improvement is mostly attributable to the work we have done around underwriting, risk selection and product classification. Our current BOP focus and appetite mirrors a design of our new BOP product, which launches in conjunction with our new quoting and policy management platform roll out for small commercial targeted for the end of the first half of 2017.
Our package business also finished the year with a very strong quarter for both property and liability, both of which benefited from prior year favorable development of 12 points and 11 points respectively. As anticipated, we did not continue to see the severe fire losses we experienced in the third quarter which had an impact on the year to date property loss ratio. As commercial lines property starts to soften, and competition increases, we continue to stay on top of loss cost trends and remain focused on underwriting discipline.
Year to date, we have been able to earn rate increases for our package business that are adequate to cover indicated loss cost increases. As the market has not yet capitalized on technology and different ways to transact business in middle market commercial, we believe very there is significant opportunity in this space.
Our claims team has also made great strides at improving overall commercial claims handling and leakage. They have focused on closing claims faster and reducing open pending files. Our pending bodily injury files for commercial auto are the lowest they have been in the last two years. These actions and others like them will reduce overall claims cost and as such, reduce loss costs over time.
The story and results for workers' compensation remains consistent with another profitable accident quarter and calendar quarter, which included nine points of favorable development. Claims frequency is again down while our case and claims management team realized improvement in loss time days. This stands as a testament to our continued discipline and niche focus in this product.
As the market softens and we maintain underwriting discipline, we have seen pressure on new business. However, our renewal retention is exceeding expectation. The 2016, year to date workers' comp loss ratio of 62.3% remains consistent with prior results and expectations. This product line serves as a perfect example of the benefit of a product management approach.

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FEBRUARY 14, 2017 / 04:00PM GMT, STFC - Q4 2016 State Auto Financial Corp Earnings Call

I believe the combination of increased exposure base, along with our competitive advantage around case and claims management, will enable workers' compensation to remain a long term strategic profitable growth product for us. We believe we have significant opportunities to cross-sell workers' comp to existing BOP and commercial package customers.
Now, moving onto specialty. With a loss ratio of 87.2%, our overall E&S book, including specialty programs, had a very poor quarter, which included 9.3 points attributable to Hurricane Matthew and 4.7 points of unfavorable development from exited lines of business.
This type of quarter is not what is expected, nor within the norm of our historical results, and is not acceptable. With a loss ratio of 100.7, our E&S property book had its first poor quarter. The two primary drivers of this were 54 points from Hurricane Matthew and nine points of unfavorable development from the liability coverage offered in our small Florida package business.
That being said, with a loss ratio of 50.5%, year to date results for this unit were still profitable; just not as good as previous quarters. Despite small industry losses from Matthew, we have not seen any impact on the property market. There is still ample capacity available and prices remains very competitive i.e. soft, especially in Florida.
Last quarter, I mentioned that we added a new internal property team and as a result, for the first time this year, we had positive net return premium growth of 58% for the quarter. With the addition of this team and despite market conditions, throughout 2017, we anticipate continued positive growth.
The team’s historical success is built around strong broker relationships, a blended book of both catastrophe and non-catastrophe business and a diverse geographic spread of business. We remain very excited about the quality of this team along with the value they bring to our core book of E&S business. In addition, we will continue our third party relationship with our current distribution partners. However, starting on January 1, the book of small Florida only package business of approximately $25 million of written premium is being moved to a different carrier.
We continue to see strong growth in our E&S casualty unit, primarily from our umbrella and general liability books, with a 2.6% increase in net written premium for the quarter and 41.3% year to date. Our success is predicated upon adding qualified underwriters and expanding our geographic footprint, while maintaining our strong underwriting disciplined culture. The unfavorable development in this unit is primarily driven by our discontinued healthcare book, which contributed 11 points to the quarter to date loss ratio and is due primarily to higher than expected severity in 2015 and 2016. We exited this product line in the first quarter of 2016.
Current accident year loss picks on our GL book are up from last year, which added eight points to the quarter to date loss ratio. This was driven by one class, habitational, which has had higher than expected severity and where we will focus on achieving rate increases and taking underwriting actions. E&S casualty is the core strength of our specialty segment, and we remain focused on organic and inorganic growth opportunities.
We will continue to hire and onboard talented underwriters and open locations in large E&S hubs. In line with an overall commercial lines market that is flat to softening, rates are flat for these units. While we continue to be very pleased with the makeup and quality of our ongoing book, we will continue to work and address any profitability issues.
Our programs unit had another disappointing quarter, driven by unfavorable development and elevated loss ratios in the current accident year. commercial auto programs added 19 points to the quarter to date loss ratio. Similar to the increases for the industry for auto, the increased current year losses were driven by higher than expected frequency and severity. The primary underlying explanation for this is the direct increase to loss exposure from increased miles driven.
For programs in total, prior year development in the quarter added 3.2 points to the loss ratio of 81.5%, almost all of this development again was caused by commercial auto. As a reminder, on our last call, we discussed our decision to exit traditional program space. We have executed formal notice of termination on all of our specialty programs; however, due to contractual provisions, each program will cease writing at various times up to June 30, 2017.
Earnings will continue through 2017 and conclude by the second quarter of 2018. To give you an idea of volume, we would expect net earned premium to runoff as follows. $28 million in Q1 2017, $25 million in Q2 2017, $21 million in Q3, $14 million in Q4, $8 million in Q1 2018 and $2 million in Q2 2018. We have implemented more restrictive underwriting guidelines and heightened the oversight of these programs. We also continue to conduct underwriting audits. We have received 100% compliance in all these items.

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FEBRUARY 14, 2017 / 04:00PM GMT, STFC - Q4 2016 State Auto Financial Corp Earnings Call

With that, we will open the line for questions.

QUESTIONS AND ANSWERS
Operator
(Operator Instructions) Your first question today comes from Arash Soleimani from KBW. Please go ahead. Your line is open.
Arash Soleimani - Keefe, Bruyette & Woods, Inc. - Analyst
Thanks. I had a quick question on the tax rate that’s been jumping around the last few quarters, just wanted to know how to think of that on more of a regular run rate business?

Steve English - State Auto Financial Corporation - SVP & CFO
Sure Arash, this is Steve English. When we project out that effective rate, we are looking at, what we think the expected mix on realized gains, operating income which is really driven by underwriting results and then the nontaxable items we have, which is tax exempt interest and dividends received deductions. So the advice I would have for everyone is our nontaxable items are roughly $20 million a year and you can get to that through the 10K disclosures. And just within whatever you are projecting in your model, take your projection and back off those nontaxable items, tax affected at 35 and you will get very, very close.

Arash Soleimani - Keefe, Bruyette & Woods, Inc. - Analyst
Okay. Thanks. And the other question I had on the expense ratio, I just wanted to make sure I understood the prepared comments. So is the thought that the first half should see some of the impact of the I guess the technology investments? And then second half of the year, we should start to see the benefits of those investments, is that the right way to think of them?

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO
Arash, this is Mike. Not really, because I think what is challenging for us around giving you guys some direction on expenses, is the fact that our investment and technology will go beyond just the operating platform for our products and remember that same operating platform will be leveraged across all of our products, this is not just a personal lines platform.
I mentioned commercial lines and we have moved on to farm & ranch, workers' compensation and so on. But we are also going to be putting in place a new finance system, a new associate relation or human resource technology platform as well. We recognized that you can keep cutting round the corners with old legacy systems or bad systems, but you don’t really get there until you get to a more efficient platform base. So those investments will continue throughout the entire year.
Now at the same time, we are taking very aggressive actions, there are still a lot of opportunity to reduce our ongoing expenses with our launch of our new platform comes appropriately changed commissions rates which of course is a big issue. There is a lot of work that we do on a manual basis that we will not need to be doing any longer.
So, it’s a long way of saying that it’s very difficult to say to you that when you take the effort we are making to extract expenses and you understand our commitment to put more efficient systems in place that I can’t sit here today and tell you that in the back half of the year, you’re going to start seeing that expense ratio start to drop. We are confident in our understanding of being fiscally responsible and being lean and we are making a lot of moves to get that expense ratio down is the last thing I will say about it.

Arash Soleimani - Keefe, Bruyette & Woods, Inc. - Analyst
Great. Thank you very much for the answers.

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FEBRUARY 14, 2017 / 04:00PM GMT, STFC - Q4 2016 State Auto Financial Corp Earnings Call

Operator
And our next question comes from Paul Newsome from Sandler O’ Neil. Please go ahead, your line is open.

Paul Newsome - Sandler O'Neill Asset Management - Analyst
Good morning, thanks for the call. Could we talk a little bit about sort of and touch a little bit of what we should expect for retention levels in the auto book for both commercial and personal lines. I understand the new business impact but do you think retention will also be affected by some of these efforts that you are making?

Kim Garland - State Auto Financial Corporation - SVP Standard Lines & Managing Director of State Auto Labs
I think the short answer is yes, there is probably a longer answer. I think our auto retention is around 80ish and that’s lower than it should be with this for an auto of line of business with our sort of makeup of our book. And so while there will be downward pressure on retention from increased rates and I think that will be real over the short term, and I think we will see that. The implementation of the platform, everything sort of on automatic build, which has a higher retention level associated with this.
So, as we move to the new platform, we think that business just in general from a process thing will have higher retention associated with it. So, I think short term there is pressure downward from rates. Long term, I think we are starting from a low point, which gives us more upside and the technology stuff that we are doing I think should put upward pressure on it, but that’s probably going to come you will see that later after the initial downward pressure from rates.

Jessica Clark State Auto Financial Corporation - SVP, Director of Specialty and Commercial Lines
And Paul, this is Jessica. On the commercial auto side, it's really interesting because in 2016 we actually, even though our new business was down quite on a bit on the commercial auto side, our retention remains fairly flat and was actually fairly high around 85% on a premium basis and about 81% on a PIF basis. And I would have expected that to drop a little bit and I think that's probably a pretty good indication to sort of where rates are going in the overall market as we are experiencing sort of loss cost trends universally.
That being said, in 2017, I would expect a little bit more pressure on renewal retentions as we start to target, as I mentioned in my prepared comments, some pocket of our book of business on the commercial auto side that have perform significantly worse than the rest of our commercial auto business. We have had a very barbell sort of results, so we have a really good pocket, and really poor pocket of commercial auto business. So that will have some impact on retention, but I think the market is going to sort of withhold where we are going on rate. So, with the exception of that, I would expect retention to remain fairly consistent maybe down a point or two at worse.

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO
Yes. I'm just going tag on there, I'm probably a little more bullish on our ability to get decent retention for really a couple of reasons most of which these guys have mentioned. The market place is raising rates, I mean the auto market place for both personal and commercial, this is not a State Auto issue, so there is a lot of pressure on auto rates. So, I think agents are smart enough to try to manage through that and I think we are getting a lot of air cover by not only competitors but some of our industry forums like the PCI and so on and so forth.
The second thing to remember is that this is not, it's not like we are taking across the board rate increases. These guys have built much more sophisticated models and so the rates when you hear about these rates, they are being targeted at the folks that are driving the losses. And so, in the bad old days when you took rates more across the board, you had bigger impact on the retention, because the folks that shouldn’t have got rate, did, and they were the ones who were more easy to shop. So, I think our more targeted segmentation will help.

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FEBRUARY 14, 2017 / 04:00PM GMT, STFC - Q4 2016 State Auto Financial Corp Earnings Call

And the third thing is, in both of our lines, commercial auto and personal auto, a lot of what is sold is sold with home or in the case of commercial is sold with other package products like property. And I think that as you look at our full offering, we have something really positive to sell. And again, don’t get me wrong, I mean I'm more bullish, but it's going to be hard, I mean you take rate action and people get nervous and they start shopping and yada, yada, yada, but for those reasons I'm a little bit more optimistic Paul.

Paul Newsome - Sandler O'Neill Asset Management - Analyst
Keep your finger's crossed. Relatedly, as you implement digital in some lines earlier than other, is there an issue here with the amount of package type of account based products that you have sold in the past having one product digital and not the other is there an implementation issue there, is there a customer issues where they get a little confused if they have one in digital and not the other, do you see the seamlessness of what you offered before?

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO
Yes. Most of what the way we are rolling it out is they are getting rolled out together, so in personal lines our packages for all intents and purposes is home and auto together, there are umbrella, but right now umbrella is like completely separate, manually done quite frankly. So we get over that potential hump by bringing them out together, as a matter of fact Kim and the team are going to bring personal umbrella into this process as well, which actually will enhance our abilities, because again today that’s way outside as the sales process and we believe we should be writing our personal umbrella.
When Jess launches in the commercial side, she is going to have BOP and commercial auto, which are most common pieces, again this is small business, so we got to keep that in mind. She will launching those together, that way we roll out the product aligned together we will overcome, that won't be an issue for us.

Paul Newsome - Sandler O'Neill Asset Management - Analyst
Great. Thank you very much.

Operator
Your next question comes from Larry Greenberg from Janney Montgomery Scott. Please go ahead. Your line is open.

Larry Greenberg - Janney Montgomery Scott - Analyst
[Technical Difficulty] Your combined ratio stand point and I asked it in the contact.

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO
Hey Larry, you weren’t with us at the beginning of that question, if you could start again I would appreciate it. Thank you.

Larry Greenberg - Janney Montgomery Scott - Analyst
I'm having some phone problem, so bear with me. So I'm wondering if you could talk about the exit rate perhaps the normal exit rate on underwriting or the combined ratio, as we move into 2017 and I ask it in the context of both the two big lines personal auto and commercial auto. The fourth quarter underlying loss ticks were significantly higher than the average rates that you had in 2015, which appears to be developing favorably. And obviously there is just been a lot of volatility in those ratios. So it might be

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FEBRUARY 14, 2017 / 04:00PM GMT, STFC - Q4 2016 State Auto Financial Corp Earnings Call

a totally unfair question getting along the root of guidance, but any color that you might provide on where you think things stand on perhaps a normalized basis right now.

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO
Do you want to take it Kim?

Kim Garland - State Auto Financial Corporation - SVP Standard Lines & Managing Director of State Auto Labs
I think, if I understand your question accurately, what we try and do when we set reserves and we make loss picks is we try and be sort of consistent and conservative, so we just try and call it straight down in the middle. So I don’t think there is really a bias either way in that. I think sort of what we did in the second quarter was we had been sort of undershooting our reserves and I think we tried to get it back to a level that we thought was kind of again sort of consistent and a little conservative. Jessica, I don’t know if you want to add anything?

Jessica Clark State Auto Financial Corporation - SVP, Director of Specialty and Commercial Lines
Yes, I think that one of the things that gets a little trickier when you are trying to just do simple math is that while we have achieved some good significant rate increases across both personal and commercial, a lot of the improvements that we will start to see earn out, especially I think in 2017, are going to be based on a lot of where we have been, we are kind of in the leakage areas. So I have used examples where we had underwriting leakage where we are placing a commercial auto in a preferred tier where they get 25% better rates, but the risk characteristics, for example nonclean MVRs aren't being checked, so they should have been the standard tier.
So right there you are getting another 25 points of rate which may not be showing to you as a true kind of implemented or filed rate increase. The same thing can be true across the claims organization with you know more fraud, better subrogation, closing claims faster. And so we had, I believe, and I will speak specifically about commercial. We had so many of those types of plugage of leakage holes across underwriting models in claims that we would expect, I will really speak for myself, I believe that our improvement will be better than what is reflected and simply what we see in a rate change number of six points. I don’t know if that helps you or not?

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO
Yes, and Larry this is Mike. We obviously can’t guide you down and I know you are not asking for that but I think what you are hearing from Kim and Jess both is the same way I feel that we spent five straight quarters of really digging into the numbers and I told you in previous calls that a lot of guys come in, in my position, we just kind of whack the reserves, we want to be really thoughtful, we did a lot of analysis. I think the team here collectively was very thoughtful and thorough in kind of getting us to where we thought are consistently conservative reserve levels.
And so we enter 2017 both with a lot of confidence on our reserve adequacy without never being able to promise or guarantee, but that’s point one and point two is we are seeing from our colleagues in claims much more effective in terms of case reserving, the diaries are getting worked more often, our pending are more at appropriate levels. Kim has already mentioned some physical damage improvements and reductions in times. So, you can draw your own conclusion from all that, that we enter 2017 very comfortable and confident that these levels were appropriately reserved and the outcome of that we think is a good news for a more consistent partner of yours as you evaluate us.

Larry Greenberg - Janney Montgomery Scott - Analyst
Great, thanks. And then Steve on investment income, I think you mentioned a quarterly dividend that you received from this new international mutual fund that you went into. Is that a regular quarterly dividend, I mean any help you can give on prospective

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FEBRUARY 14, 2017 / 04:00PM GMT, STFC - Q4 2016 State Auto Financial Corp Earnings Call

impacts on investment income would be great?

Steve English - State Auto Financial Corporation - SVP & CFO
No that dividend is declared annually in the fourth quarter. So that is not a quarterly recurring dividend that’s an annual dividend in the fourth quarter.

Larry Greenberg - Janney Montgomery Scott - Analyst
Okay. And can you tell us how much that was?

Steve English - State Auto Financial Corporation - SVP & CFO
It was 1.1 million.

Larry Greenberg - Janney Montgomery Scott - Analyst
Great, thanks. And then my last question you talked about the E&S property book and the fact that Matthew and the fires hit there to some degree. Did the book act as it should, as expected, or were there any surprises from what you saw?

Jessica Clark State Auto Financial Corporation - SVP, Director of Specialty and Commercial Lines
Yes. That’s a good question. So, I would say that the risks that we had in place and the way they were underwritten in price, performed as expected. We did have what I would consider it to be sort of one large unusual claim that has not yet been settled, which would be maybe not as typical as we would think we would come out of our Hurricane Matthew, we are still working through that I don’t really want to give a lot more details until that is completely settled. That one may have been more unusual, but not because of necessarily this type of risk we wrote or how we underwrote it, more just the result of just difference in opinion on claim settlement.

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO
Yes. I think that I really endorse that, Larry. I think if you look at kind of the risk at Hurricane writes across the board, when you look at the proportional impact that we got from the fire and from the wind from Matthew. We weren't disproportionately, as a matter of fact quite frankly, we are probably pretty well disproportion on the better side. And this one loss is and those things happen by the way, no matter what the outcome of it is. And I of course always want to keep emphasizing how proud we are of our cat team and our claims team, they did a really terrific job.

Larry Greenberg - Janney Montgomery Scott - Analyst
Okay. Thanks and congratulations on having some of these efforts that you have made and show up in some of the numbers.

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO
We appreciate that.

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FEBRUARY 14, 2017 / 04:00PM GMT, STFC - Q4 2016 State Auto Financial Corp Earnings Call

Operator
[Operator Instructions] And we have no further questions in the queue at this time. I will turn the call back to the presenters for any concluding remarks.

Mike LaRocco - State Auto Financial Corporation - Chairman, President & CEO
Thank you, operator. And I just want to close with a couple of brief remarks because for me this is kind of bearing down on 21 months and when you go through what we have done over the last 20 months I'm really proud of this team. And again I want to be really clear, we own the results, we are completely accountable for the results and we are not proud of the numbers. But, they truly don’t tell the underlying story of what has been accomplished by 2,000 colleagues across State Auto.
I think the amount of transformation of this organization, this amount of time is something that we take great pride in. And these are real results, we have rebuilt the foundation of State Auto, we are not done, there is always work to be done, there is always ways we can get better, we know our expense ratio is too high, we are going to continue to move forward on that, but when you look at the team of leaders that we have, the associates across the organization, the products that have been built, the data and analysis team that’s been put together, the fact that we put it we are now the first company that’s gone out there and said we are going to be digital and boldly moved into that space.
The level of just understanding of where we are as an organization. We know that we got a long way to go, and we are not declaring victory, but we are proud of where we have gotten to, and we enter 2017 with a lot of energy and excitement about what this company can achieve. So, thank you all for your time. We appreciate it.
I would like to say this, I feel like Adele at the Grammy's. We want to thank you all for participating in our conference call and for your continued interest and support of State Auto Financial Corporation. We look forward to speaking with you again on our first quarter earnings call, which is currently scheduled for Tuesday, May 2, which is my wife's birthday. Thank you and have a good day.

Operator
This concludes today's conference. You may now disconnect.

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FEBRUARY 14, 2017 / 04:00PM GMT, STFC - Q4 2016 State Auto Financial Corp Earnings Call

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